Exhibit 10.04

SECOND LEASE AMENDMENT

AND

EXTENSION AGREEMENT

THIS SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT (“Amendment”) is entered into on October 24, 2012, effective as of the first day of November, 2012 (“Amendment 2 Effective Date”), between 99-Maple Partnership (“Lessor”), and West Business Solutions, LLC, a Delaware limited liability company (“Lessee”) (successor in interest to West Telemarketing Corporation).

BACKGROUND

WHEREAS, Lessor and Lessee entered into an Agreement of Lease dated September 1, 1994, as amended December 10, 2003 (collectively, the “Lease”), for certain premises located in the building at 9910 Maple Street, Omaha, NE, as more particularly described in the Lease (the “Premises”);

WHEREAS, the current term of the Lease expires on August 31, 2014; and

WHEREAS, the Lessor and Lessee wish to extend the term of the Lease and to otherwise modify certain terms and conditions thereof;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below as well as other valuable consideration, the receipt and sufficiency of which is acknowledged by both Lessor and Lessee, the parties agree as follows:

1.	Extended Term: The parties acknowledge and agree that the Lease term is extended to terminate five years from the Amendment 2 Effective Date; so that it shall expire on October 31, 2017 (such five year period is the “Extended Term”).

2.	Base Rent: The Base Rent for the Extended Term will be as follows:

Lease Period	Per Square Foot	Annual	Monthly
November 1, 2012 - October 31, 2017	$8.50	$365,500	$30,458.33

3.	Lease Revisions: Effective on the Amendment 2 Effective Date, the Lease is hereby modified or revised as follows:

A.	Following Section 7 of the Lease, the following paragraph is hereby added:

“Change of Control” means the transfer of more than 50% of the control of a party, or the sale of all or substantially all of the assets (in one or more transactions), of a party from the person or persons that hold such control of such party on the Amendment 2 Effective Date to another person or persons, but shall not include: i) a transfer of control, or such a sale of assets, to an affiliate (as defined by Rule 405 of the Securities Act of 1933) of such party; or ii) as a result of a public offering of a party’s shares pursuant to the Securities Act of 1933. In the event of a Change of Control of Lessee, (A) Lessor may, upon ninety (90) days prior written notice to Lessee, terminate the Lease, with such termination to be effective August 31, 2014, and (B) Lessee may, upon ninety (90) days prior written notice to the Lessor, terminate the Lease, with such termination to be effective August 31, 2014.

4.	Ratification and Affirmation: Except as hereby amended, the Lease shall remain unmodified and in full force and effect. Lessee affirms and Lessor acknowledges that there exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Lessee in the performance of its obligations under the Lease. The Lease, as amended by this Second Amendment, shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, successors and assigns.

5.	Defined Terms: Except as provided otherwise in this Amendment, the terms used in this Amendment which are defined in the Lease shall have the same meaning as set forth in the Lease.

6.	Conflict of Terms: In the event that there is any conflict or inconsistency between the terms and conditions of the Lease and those of this Amendment, the terms and conditions of this Amendment shall control and govern.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment 2 Effective Date.

Lessor:		Lessee:
99-MAPLE PARTNERSHIP		WEST BUSINESS SOLUTIONS, LLC By: West Corporation, its Sole Member

By:	/s/ Gary West	By:	/s/ Thomas B. Barker
Name: Gary West		Name: Thomas B. Barker
Title: Trustee, Member Date: October 23, 2012		Title: Chairman and CEO Date: October 24, 2012